QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.28

BUTTE COMMUNITY BANK

DIRECTOR DEFERRED FEE AGREEMENT

        THIS AGREEMENT is made this 8th day of April , 1998 by and between BUTTE COMMUNITY BANK, located in Paradise, California (the "Company"), and M. ROBERT CHING (the "Director").

INTRODUCTION

        To attract, retain and reward quality directors, and to promote orderly succession of its Board of director, the Company is willing to provide to the Director a supplemental nonqualified deferred compensation agreement. The company will pay the accrued benefits from its general assets.

AGREEMENT

        The Director and the Company agree as follows:

Article 1
Definitions

        Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

        1.1    "Change of Control"    means the transfer of shares of the Company's voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50 percent of the Company's outstanding voting common stock followed within twelve (12) months by the termination or the Director's status as a member of the Company's Board of Directors.

        1.2    "Deferral Account"    means the account maintained on the books of the Company as of March 1, 1998.

        1.3    "Deferral Benefit"    means the benefit described in Article 4.

        1.4    "Normal Retirement Date"    means the date of the Director's Termination of Service.

        1.5    "Plan Anniversary Date"    means the twelve month anniversary date and each succeeding twelve month anniversary date from the date set forth in Section 3.1

        1.6    "Termination of Service"    means the Director's ceasing to serve on the Board of the Company or its successor for any reason other than death.

Article 2
Deferral Election

        2.1    Initial Election.    By executing this Agreement, the Director agrees to defer the lesser of $12,000 or $100% of his Fees, per year, for the duration of his service on the Company's Board of Directors.

        2.2    Election Changes

          2.2.1    Generally.    The Director may not modify the amount of his Fees that are being deferred without the written consent of the majority of the Company's Board of Directors. To modify his deferral amount the Director must sign and submit to the Board of Directors, the Election Form (attached as Exhibit A). Such modification shall be effective on the first day of the Plan Year commencing immediately after the date the modification is approved by the Company's Board of Directors.

          2.2.2    Hardship.    If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophe or similar event outside the control of the Director occurs, the Director, by written instructions to the Company may reduce future deferrals under this Agreement.

Article 3
Deferral Account

        3.1    Establishing and Crediting.    The Company shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts.:

          3.1.1    Deferrals.    The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

        3.2    Statement of Accounts.    The Company shall provide to the Director, within 60 days of each Plan Anniversary, a statement setting forth the Deferral Account balance.

        3.3    Accounting Device Only.    The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The are not a trust fund of any kind. The Director is a general unsecured creditor of the Company for the payment of benefits. The benefits represent the mere Company promise to pay such benefits. The Director's rights are not subject in any manner to anticipation, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director's creditors.

Article 4
Lifetime Benefits

        4.1    Normal Retirement Benefit.    Upon the Normal Retirement Date, the Company shall pay to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

          4.1.1    Amount of Benefit.    The benefit under this Section 4.1 is the Deferral Account Balance at the Director's Normal Retirement Date.

          4.1.2    Payment of Benefit.    The Company shall pay the benefit to the Director in 60 equal monthly installments commencing on the first day of the month following the Director's Normal Retirement Date. The Company shall continue to credit interests under Section 3.1.2 on the remaining account balance during any applicable installment period.

        4.2    Early Retirement Benefit.    Upon Termination of Service prior to the Normal Retirement Age for reasons other than death, Change of Control or Disability, the Company shall pay to the Director the benefit described in this Section 4.1 in lieu of any other benefit under this Agreement.

          4.2.1    Amount of Benefit.    The benefit under this Section 4.2 is the Deferral Account Balance at the Director's Termination of Service.

          4.2.2    Payment of Benefit.    The Company shall pay the benefit to the Director in 60 equal monthly installments commencing on the first day of the month following the Director's Normal Retirement Age. The Company shall continue to credit interest under Section 3.1.2 on the remaining account balance during ay applicable installment period.

        4.3    Disability Benefit.    If the Director terminates service as a Director for Disability prior to Normal Retirement Age, the Company shall pay t othe Diretor the benefit described in this Section 4.3 in lieu of any other benefit under this Agreement.

          4.3.1    Amount of Benefit.    The benefit under this Section 4.3 is the Deferral Account Balance at the Director's Termination of Service.

          4.3.2    Payment of Benefit.    The Company shall pay the benefit to the Director in 60 equal monthly installments commencing on the first day of the month following the Director's Normal

  Retirement Age. The Company shall continue to credit interest under Section 3.1.2 on the remaining account balance during ay applicable installment period.

        4.4    Change of Control Benefit.    Upon a Change of Control, the Company shall pay to the Director the benefit described in Section 4.4 in lieu of any other benefit under this Agreement.

          4.4.1    Amount of Benefit.    The benefit under this Section 4.4 shall be the Deferral Account balance on Termination of Service.

          4.4.2    Payment of Benefit.    The company shall pay the benefit to the Director in a lump sum within 60 days after the Director's Termination of Service.

        4.5    Hardship Distribution.    Upon the Board of Director's determination (following petition by the Director) that the Director has suffered an unforeseeable financial emergency as described in Section 2.2.2, the Company shall distribute to the Director all or a portion of the Deferral Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary to relieve the financial hardship.

Article 5
Death Benefits

        5.1    Death During Active Service.    If the Director dies while in the active service of the Company, the Company shall pay to the Director's beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

          5.1.1    Amount of Benefit.    The benefit under Section 5.1 is the Deferral Account balance at the date of the Director's death.

          5.1.2    Payment of Benefit.    The Company shall pay the benefit to the Director's beneficiary in a lump sum payment within 60 days of the date of the Director's death.

        5.2    Death During Benefit Period.    If the Director dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director's beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

Article 6
Beneficiaries

        6.1    Beneficiary Designation.    The Director shall designate a beneficiary by filing a written designation with the Company. The Director may revoke or modifu the designation at any time by filing a new designation. However, designations will only be effective if signed by the Director and accepted by the company during the Director's lifetime. The Director's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved. It the Director dies without a valid beneficiary designation, all payments shall be made to the Director's surviving spouse, if any, and if none, to the Director's surviving children or descendants of any deceased child by right of representation, and if no children of descendants survive, to the Director's estate.

        6.2    Facility of Payment.    If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property the Company may pay such benefit to the guardian, legal representative or person having the care of custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the company from all liability with respect to such benefit.

Article 7
General Limitations

        Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement:

        7.1    Termination for Cause.    If the Company terminates the Director's service for:

          7.1.1    Gross negligence or gross neglect or duties;

          7.1.2    Commission of a felony or of a gross misdemeanor involving moral turpitude; or

          7.1.3    Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy resulting in an adverse effect on the Company.

        7.2    Suicide.    If te Director commits suicide within two years after the date of this Agreement, of if the Director has made any material misstatement of fact on any application for life insurance purchased by the Company.

Article 8
Claims and Review Procedures

        8.1    Claims Procedure.    The Company shall notify the Director's beneficiary in writing, within 90 days of his or her written application for benefits, of his or her eligibility or ineligibility for benefits under the Agreement. If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference t the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement's claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90 day period.

        8.2    Review Procedure.    Of the beneficiary is determined by the Company not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within 60 days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits. Within 60 days after receipt by the Company of the petition, the Company shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents. The Company shall notify the beneficiary of its decision in writing within the 60 day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the 60 day period is not sufficient, the decision may be deferred for up to another 60 day period at the election of the Company, but notice of this deferral shall be given to the beneficiary.

Article 9
Amendments and Termination

        9.1    This Agreement may be amended or terminated only by written agreement signed by the Company and Director.

        9.2    Notwithstanding Section 9,1, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Director prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying benefits)> In no event shall this Agreement be terminated under this Section 9.2 without payment to the Director of the Deferral Account Balance attributable to the Director's Deferrals and interest credited on such amounts.

Article 10
Miscellaneous

        10.1    Binding Effect.    This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

        10.2    No Guarantee of Service.    This Agreement is not a contract for services. It does not give the Director the right to remain a Director of the Company, nor does it interfere with the shareholders' rights to replace the Director. It also does not require the Director to remain a Director nor interfere with the Director's right to terminate services at any time.

        10.3    Non-Transferability.    Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

        10.4    Tax Withholding.    The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

        10.5    Applicable Law.    The Agreement and all rights hereunder shall be governed by the laws of the State of California, except to the extent preempted by the laws of the United States of America.

        10.6    Recovery of Estate Taxes.    If the Director's gross estate for federal estate tax purposes includes any amount determined by reference to and on account of this Agreement, and if the beneficiary is other than the Director's estate, then the Director's estate shall be entitled to recover from the beneficiary receiving such benefit under the terms of the Agreement, an amount by which the total estate tax due by the Director's estate, exceeds the total estate tax which would have been payable if the value of such benefit had not been included in the Director's gross estate. If there is more than one person receiving such benefit, the right of recovery shall be against each such person. In the event the beneficiary has a liability hereunder, the beneficiary may petition the Company for a lump sum payment in an amount not to exceed the beneficiary's liability hereunder.

        10.7    Unfunded Arrangement.    The Director and Director's beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life is a general asset of the Company to which the Director and the Director's beneficiary have no preferred or secured claim.

        10.8    Reorganization.    The company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement.

        10.9    Entire Agreement.    This Agreement constitutes the entire agreement between the company and the Director as to the subject matter hereof. No rights are granted t the Director by virtue of this Agreement other than those specifically set forth herein.

        10.10    Administration.    The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

          10.10.1    Interpreting the provisions of the Agreement;

          10.10.2    Establishing and revising the method of accounting for the Agreement;

          10.10.3    Maintaining a record of benefit payments; and

          10.10.4    Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

        10.11    Designated Fiduciary.    The Company shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

        IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.

DIRECTOR:	COMPANY: Butte Community Bank

/s/ M ROBERT CHING	/s/ K C ROBBINS President

EXHIBIT A
TO
DIRECTOR DEFERRED FEE AGREEMENT

Modification to Deferral Election

        I elect to defer my Fees received under the Director Deferred Fee Agreement with the Company as follows:

Amount of Deferral
(initial and complete one)

                             I elect to defer                         %
                            of my Fees paid to me.

                             I elect to defer $
                            of all Fees paid to me.

                             I elect not to defer any
                            of my Fees paid to me.

        I understand that I may change the amount and duration of my deferrals by filing a new election form with the Company; provided, however, that any subsequent election will not be effective until the calendar year following the year in which the new election is received by the Company.

        Signature

        Date

        Accepted by the Company this          day of                         ,         .

        By

          Title

Beneficiary Designation

BUTTE COMMUNITY BANK
DIRECTOR DEFERRED FEE AGREEMENT

        I designate the following as beneficiary of benefits under the Revenue Neutral Executive Agreement payable following my death:

Primary:	The M Robert Ching and Phyllis J Ching Irrevocable Insurance Trust dated June 15, 1997, A. Beverly Ching, Trustee
Contingent:

Note: To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

        I understand that I may change these beneficiary designations by filing a new written designation with the Company. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature	/s/ M ROBERT CHING
Date April 8, 1998
Accepted by the Company this 8th day of April, 1998.
By	/s/ K C ROBBINS President

QuickLinks

  Exhibit 10.28
BUTTE COMMUNITY BANK DIRECTOR DEFERRED FEE AGREEMENT
EXHIBIT A TO DIRECTOR DEFERRED FEE AGREEMENT